EXHIBIT 10.2

VOTING AND LOCK-UP AGREEMENT

February 9, 2007

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Attention: Richard J. Freer, Ph.D.

Re: Voting and Lock-Up Agreement

Dear Dr. Freer:

Reference is made to the Stock Purchase Agreement dated as of November 24, 2006 (the “Purchase Agreement”) between Commonwealth Biotechnologies, Inc., a Virginia corporation, (“CBI”), PharmAust Chemistry Ltd, an Australian limited company (“Chemistry”), and PharmAust Limited, an Australian limited company (“PharmAust”). Terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement. In order to further induce CBI to continue to seek requisite approval of the Purchase Agreement from CBI’s shareholders and for other good and valuable consideration, and to clarify certain matters with respect to the parties, Chemistry and PharmAust hereby agree as follows:

1. For so long as Chemistry or PharmAust holds issued and outstanding shares of CBI’s common stock, each of Chemistry and PharmAust agree, at the discretion of CBI’s Board of Directors, to vote such shares of CBI’s common stock in favor of all director designees who are nominated by the Nominating Committee of CBI’s Board of Directors.

2. Without the prior written consent of CBI, which consent shall be in the sole discretion of CBI, each of Chemistry and PharmAust will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of CBI’s capital stock, or any securities convertible into or exercisable or exchangeable for CBI’s capital stock, or warrants to purchase shares of CBI’s capital stock (including, without limitation, securities of CBI which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of one (1) year after the date of the Purchase Agreement.

3. Furthermore and in furtherance of the agreements set forth in Sections 1 and 2 above, each of Chemistry and PharmAust hereby undertake not to effect any assignment, transfer or other conveyance of CBI common stock which would contravene the intent of Sections 1 or 2.

4. The parties hereto agree there shall be imprinted or otherwise placed, on certificates held by each of Chemistry and PharmAust the following restrictive legend:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN VOTING AND LOCK-UP AGREEMENT AMONG COMMONWEALTH BIOTECHNOLOGIES, INC. (“CBI”) PHARMAUST CHEMISTRY, LTD. AND PHARMAUST LIMITED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF CBI.

5. The provisions of this Agreement shall be binding upon the successors and assigns of the parties including without limitation, any person who shall succeed to the ownership of any of the shares of CBI common stock and by Chemistry or PharmAust.

6. Except as provided by this Agreement, each of Chemistry and PharmAust shall exercise the full rights of a stockholder with respect to the shares of CBI common stock owned by them.

7. This Agreement shall terminate upon the mutual written agreement of CBI, Chemistry and PharmAust.

8. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

9. THIS AGREEMENT, AND THE RIGHTS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA. VENUE UNDER ANY CLAIM ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL LIE EXCLUSIVELY IN THE STATE COURTS LOCATED IN THE CITY OF RICHMOND AND THE U.S. FEDERAL COURTS LOCATED IN THE EASTERN DISTRICT OF VIRGINIA.

10. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

11. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

13. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

14. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

15. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party shall be entitled to all costs and expenses of maintaining such suit or action, including reasonable attorneys’ fees.

16. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, or mailed by United States first-class mail, postage prepaid directed to such party at its address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the party providing notice. All such notices and other communications shall be deemed given upon personal delivery or three (3) days after the date of mailing.

17. This Agreement is intended to be the sole agreement of the parties as it relates to this subject matter and does hereby supersede all other agreements of the parties relating to the subject matter hereof.

Very truly yours,

PHARMAUST CHEMISTRY, LTD.

By:	/s/ Paul D’Sylva
Name:	Paul D’Sylva
Title:	Managing Director
Date:	February 9, 2007

PHARMAUST LIMITED

By:	/s/ Paul D’Sylva
Name:	Paul D’Sylva
Title:	Chairman
Date:	February 9, 2007

ACKNOWLEDGED:

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Robert B. Harris, Ph.D.
Name:	Robert B. Harris, Ph.D.
Title:	President
Date:	February 9, 2007

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